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                                                                 Exhibit 10.1


                           Executive Compensation Agreement

This Agreement made and entered into effective as of May 17, 1999, by and between Enter Tech Corporation, a Nevada corporation ("Employer") and Charles
D. Mullin ("Employee").

                                      WITNESSETH

A)   Recitals

          1) Employer is a Nevada corporation in good standing which is authorized to transact business in the State of Colorado. It maintains its principal office at 430 E. 6th Street, Loveland, Colorado 80537.
          2) Employee has agreed to accept employment with the Employer on the terms and condition recited herein.

                            NOW, THEREFORE, IT IS AGREED,

B)   Terms and Conditions

          1) Employer hereby engages Employee in the capacity of President and Chief Executive Officer, Employee's address and Social Security number are as follows:

                    Address:            Charles D. Mullin
                                        2079 Churchill Avenue, S.E.
                                        Salem, Oregon 97302
                    Social Security:    ###-##-####

          2) The general duties assigned to Employee shall be (Refer to Exhibit A): plus such other duties compatible with the foregoing as may be assigned, from time to time, by the Board Executive Committee or the Board of Directors.

          3)   Employee's base compensation shall be; $6,667.000 per month.


          4) Escalation clause beginning January 1, 2000, shall be a minimum of 10% per month above the previous monthly average in revenue.
               Example:  If revenue in November is 1 Million and in December is
               1.1 Million the $100,000 increase X 10% = $10,000 additional bonus.

          5) Executive benefits granted to the Employee, as and when adopted by the Board of Directors of Employer, shall be;

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B)   Terms and Conditions (Continued)

               a. Participation in a major medical, dental and vision plans for family coverage;
               b.   Participation in a disability and life insurance plan;
               c. Participation in a cash and/or stock bonus plan attached as Exhibit "B";
               d. Employee shall be entitled to a reasonable expense account which shall be fixed, from time to time, by the Board of Directors.

          6) Employer shall reimburse Employee all reasonable and necessary business expenses with limitations on travel, meals and entertainment as established by the Board of Director's from time to time, for all executive officers of Employer.
          7) Employee shall serve as a defacto member of the Board of Directors and Board Executive Committee and have voting rights on both Boards.
          8) The term of Employee's employment shall be two (2) years subject to the following:

               a. Employee shall be allowed at any one time six (6) consecutive weeks of absence from his normal due to serious illness or physical disability;
               b. Employee may be terminated only for cause, which shall be defined as meaning gross negligence in the performance of his duties or an act of malfeasance.
               c. Executive Compensation Agreement will automatically renew each two years unless: either party informs the other by certified mail 90 days before the renewal date of the intention to renegotiate this agreement.
               d. Review of this agreement for salary and compensation increases will be on the agenda for the Board Executive Committee from time to time, but no less than annually. Any increases will be implemented as of the date of the meeting or by date specified by the Committee.

          9) Employee shall be entitled to annual vacation with pay and benefits as follows:

               a. Employee shall be allowed at any time two (2) Consecutive weeks of vacation from his normal duties with pay and benefits. With a total of four (4) weeks of vacation annually from his first year of employment to his third year of employment. After three years of employment the employee will have five (5) weeks of vacation annually. After six years of employment the employee will have six (6) weeks of annual vacation.


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               b.   Employee shall be allowed six holidays annually with pay and benefits.
               c. Employee shall accumulate sick leave at 1/2 day per month to a total of 21 days.

          10) Employee shall be required to utilize his best efforts, in accordance with his educational and professional background, in carrying out his duties and shall not engage in any conduct which may be considered in the business community as being a conflict of interest with the Employer.

          10) Should a dispute arise between the parties, it shall be referred to the American Arbitration Association at Denver, Colorado, for resolution and the decision of the Arbitrator shall be binding and conclusive and may be entered in any court of jurisdiction as a judgment.

          11) If it becomes necessary for either party to give formal notice to the other concerning any term or condition of the Agreement, notices shall be mailed postage prepaid to the employer and Employee address of record at the time of employment.

          12) The benefits hereunder may not be assigned by Employee, nor may he delegate any of the duties assigned to him/her by the Employer without the specific prior approval of the Board Executive Committee, or Board of Directors.

          13) This agreement shall be construed; under and pursuant to the laws of the State of Colorado.

          14) This Agreement shall be executed in counterparts, each which shall be deemed an original.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the first day and year set forth above.

     Employer:                               Employee:

     Enter Tech Corporation
     Board Chairman, Art Hogan               Charles D. Mullin

     BY: /s/ Art Hogan                       BY: /s/ Charles D. Mullin
         -------------------                     --------------------------


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                                     "EXHIBIT A"


MANAGEMENT RESPONSIBILITIES AS PRESIDENT & CHIEF EXECUTIVE OFFICER WILL INCLUDE THE FOLLOWING:

The primary job of the President/CEO of Enter Tech Corporation is to build and maintain the profitability of the company by building the subdivision business and growing, developing, planning and managing the Enter Tech Corp. business opportunities. To build the business the President must work to develop a cooperative and supportive attitude among personnel and customers that creates a feeling of joint responsibility for growth and performance.

The President is responsible for planning and attaining target financial results for the company. He monitors company operations and directs the planning and execution of marketing and sales strategies. He supervises and develops company personnel to insure effective company operation. He maintains an open line of communication with the subdivision management and insures that necessary reporting is accurate and submitted on time.

                           THE KEY FOUR AREAS OF MANAGEMENT

MANAGING PROFITS, MANAGING OPERATIONS, MANAGING ASSETS, MANAGING EMPLOYEES

1. Implement the management skills necessary to fulfill the fiscal goals laid out by the Board of Directors.

2.   Oversee the daily activities of all subdivisions of the company.

3. Establish all sales goals for the current fiscal year. Work directly with all subdivisions to establish their sales goals that will allow for a consolidated expectation of revenues for the current fiscal year.

                                  Managing Profits:

          a)   Review the products that will be sold and in what markets.
          b)   Measure the business climate.
          c)   Forecast production & sales capabilities.
          d)   Involve all managers and sales staff.
          e)   Discuss each P&L entry listed in the financial record.
          f)   Analyze all the information in each record.
          g)   Evaluate the expected profitability of the company.


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                                     "EXHIBIT B"
                               CORPORATE INCENTIVE PLAN
                                      PRESIDENT

Monthly Bonus = 5% of the Gross Revenue of the Company provided it exceeds the BP-1 (Business Plan)

Yearly Bonus = 7.5% of the Gross Sales Over BP-1 (Business Plan Gross Sales)
Example: If Gross Sales exceed the Business Plan by $2 Million Dollars X 5% = $100,000 additional bonus.

Stock Option: 33% of Gross Yearly Income is Convertible to Enter Tech Corporation Common Stock at a Conversion Ration of $2.00 per share. Holder must advise Enter Tech Corporation by January 1, of the following year if they intend to exercise the option.

Stock Incentive: If the Business Plan is obtained 50,000 shares of Enter Tech Corporation common stock will be issued and for every 1% over the Business plan an additional 1,000 shares will be earned. (These shares will be restricted common shares.)

Stock Purchase Option after one year of employment: Stock will be made available for purchase to Mullin after one year of employment.

50,000 shares of stock at $8.00 per share after the first year of employment. 50,000 shares of stock at $12.00 per share after two years of employment. 50,000 shares of stock at $18.00 per share after 3 years of employment. 50,000 shares of stock at $22.00 per share after 4 years of employment.